Exhibit 99.2



                               TRENWICK GROUP INC.
                                     AMENDED
                1993 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

     1. Purpose. The purpose of the Trenwick Group Inc. 1993 Stock Option Plan for Non-Employee Directors (the "Plan") is to promote the interests of Trenwick Group Inc. (the "Company") and its stockholders by strengthening the Company's ability to attract and retain the services of experienced and knowledgeable non-employee directors and by encouraging such directors to acquire an increased proprietary interest in the Company.

     2. Shares. Subject to the Plan Subject to adjustment as provided in Article 7, the total number of shares of common stock (the "Common Stock") of the Company for which options may be granted under the Plan shall be 50,000 Shares of Common Stock (the "Shares"). The Shares shall be shares currently authorized but unissued or currently held or subsequently acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions. If any option granted under the Plan expires or terminates for any reason without having been exercised in full, the Shares subject to, but not delivered under, such option may become available for that grant of other options under the Plan. No shares delivered to the Company in full or partial payment of an option exercise price payable pursuant to Section 6.3 shall become available for the grant of other options under the Plan.

     3. Administration of the Plan. The Plan shall be administered by the Compensation Committee of the Company's Board of Directors (the "Committee"), subject to Articles 10 and 11. Subject to the terms of the Plan, the Committee shall have the power to construe the provisions of the Plan, to determine all questions arising thereunder, and to adopt and amend such rules and regulations for administering the Plan as the Committee deems desirable.

     4. Participation in the Plan. Each member of the Company's Board of Directors (a "Director") who is not otherwise an employee of the Company or any subsidiary of the Company (an "Eligible Director") shall be eligible to participate in the Plan.

     5. Nonstatutory Stock Options. All options granted under the Plan shall be nonstatutory options not intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended.

     6. Option Terms. Each option granted to an Eligible Director under the Plan and the issuance of Shares thereunder shall be subject to the following terms:

     6.1 Option Agreements. Each option granted under the Plan shall be evidenced by an option agreement (an "Agreement") duly executed on behalf of the Company and by the Eligible Director to whom such option is granted and dated as of the applicable date of grant. Each Agreement shall be signed on behalf of the Company by an officer or officers delegated such authority by the Committee using either manual or facsimile signature. Each Agreement shall comply with and be subject to the terms and conditions of the Plan. Any Agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Committee.

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     6.2 Option Grant Size and Grant Dates.

     6.2.1 Initial Grants. An option to purchase 2,000 Shares, as adjusted pursuant to Article 7, (an "Initial Grant") shall be granted to

         a. each Director who is an Eligible Director on the Effective Date (as hereinafter defined), and

         b. each other Eligible Director immediately following the Annual Meeting at which such Director is first elected to be a Director or at the close of business on the day upon which such Eligible Director is first appointed by the Board to be a Director, whichever first occurs; provided, that if an Eligible Director who previously received an Initial Grant terminates service as a Director and is subsequently elected or appointed to the Board, such Director shall not be eligible to receive a second Initial Grant, but shall be eligible to receive only Annual Grants as provided in Section 6.2.2.

     6.2.2 Annual Grants. An option to purchase 500 Shares, as adjusted pursuant to Article 7, (an "Annual Grant") shall be granted automatically each year, immediately following the Annual Meeting, to each Director who is an Eligible Director at such time.

     6.3 Option Exercise Price. Each Agreement shall state the exercise price per share of the shares of Common Stock to which it relates. The exercise price per share of Common Stock subject to an option shall not be less than 100% of the fair market value ("Fair Market Value") per share of such Common Stock at the close of business on the day of the grant of the option. Fair Market Value on any date shall be the closing market price per share of Common Stock on such date on such national securities exchange(s) on which the Shares may, from time to time, be listed, or as reported by the National Association of Securities Dealers' Automated Quotation System, or in the absence of reported sales on such date, the average of the reported bid and asked prices on such date.

     6.4 Vesting; Exercisability. An option granted immediately following an Annual Meeting shall vest and become nonforfeitable on the day of the next Annual Meeting, if the optionee has continued to serve as a Director until that meeting. An option granted other than immediately following an Annual Meeting shall vest and become nonforfeitable on the first anniversary of the day on which such option was granted, if the optionee has continued to serve as a Director until that day. An option shall on that day and thereafter be exercisable, subject only to Section 6.7.

     6.5 Time and Manner of Option Exercise. Any vested and exercisable option is exercisable in whole or in part at any time or from time to time during the option period by giving written notice, signed by the person exercising the option, to the Company stating the number of Shares with respect to which the option is being exercised, accompanied by payment



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in full of the option  exercise  price for the number of Shares to be  purchased and by the payment or making provision satisfactory to the Company for the payment of any taxes which the Company is obligated to collect with respect to the issue or transfer of the Shares upon such exercise. The date both such notice and payment are received by the office of the Secretary of the Company shall be the date of exercise of the stock option as to such number of Shares. No option may at any time be exercised with respect to a fractional Share.

     6.6 Payment of Exercise Price. Payment of the option exercise price may be in cash or by bank-certified, cashier's, or personal check or payment may be in whole or part by

         a. transfer to the Company of shares of Common Stock having a Fair Market Value equal to the option exercise price at the time of such exercise, or

         b. delivery of instructions to the Company to withhold Shares that would otherwise be issued on such exercise of the option having a Fair Market Value at the time of such exercise equal to the total option exercise price of the options being exercised.

If the Fair Market Value of the number of whole shares transferred or the number of whole option Shares surrendered is less than the total exercise price of the option being exercised, the shortfall must be made up in cash or other form of payment as permitted under this Section 6.6.

     6.7 Term of Options. Each option shall expire ten years from its date of grant, but shall be subject to earlier termination as follows.

         a. In the event of the termination of an optionee's service as a Director by reason of voluntary mid-term retirement, declining to stand for re-election, becoming a full-time employee of the Company or a subsidiary of the Company or becoming disabled, all options granted pursuant to this Plan but unvested pursuant to Section 6.4 shall automatically expire and shall not be exercisable and all options vested pursuant to Section 6.4 but unexercised shall continue to be exercisable until the stated expiration date of such options.

         b. In the event of the death of an optionee while the optionee is a Director, the then-outstanding options of such optionee that have vested pursuant to Section 6.4 shall be exercisable for one year from the date of the death of the optionee or until the stated grant expiration date, whichever is earlier, by his/her successors in interest, in accordance with the paragraph below. However, all options which have been granted, but have not vested pursuant to Section 6.4, shall automatically expire and shall not be exercisable.

         c. In the event of the termination of an optionee's service as a Director by the Board of Directors for cause or the failure of such Director to be re-elected (other than for the reasons set forth in Section 6.7(a) or (b)), the Committee in its sole discretion can cancel the then-outstanding options of such optionee, including those options which have vested pursuant to Section 6.4, and such options shall automatically expire and become non-exercisable on the effective date of such termination.



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Exercise of a deceased optionee's options that are still exercisable shall be by the estate of such optionee or by a person or persons whom the optionee has designated in writing filed with the Company, or, if no such designation has been made, by the person or persons to whom the optionee's rights have passed by will or the laws of descent and distribution.

     6.8 Transferability. The right of any optionee to exercise an option granted under the Plan shall, during the lifetime of such optionee, be exercisable only by that optionee or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act, or the rules thereunder (a "QDRO") and shall not be assignable or transferable by such optionee other than by will or the laws of descent and distribution or a QDRO.

     6.9 Limitation of Rights.

     6.9.1 Limitation as to Shares. Neither the recipient of an option under the Plan nor an optionee's successor or successors in interest shall have any rights as a stockholder of the Company with respect to any Shares subject to an option granted to such person until the date of issuance of a stock certificate for such Shares.

     6.9.2 Limitation as to Directorship. Neither the Plan, nor the granting of an option, nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that an Eligible Director has a right to continue as a Director for any period of time or at any particular rate of compensation.

     6.10 Regulatory Approval and Compliance. The Company shall not be required to issue any certificate or certificates for Shares upon the exercise of an option granted under the Plan or to record as a holder of record of Shares the name of the individual exercising an option under the Plan, without obtaining to the complete satisfaction of the Committee the approval of all regulatory bodies deemed necessary by the Committee and without complying, to the Committee's complete satisfaction, with all rules and regulations under federal, state, or local law deemed applicable by the Committee.

     6.11 Tax Withholding. Eligible Directors participating in the Plan, upon exercise of any options pursuant to the Plan, may instruct the Company to withhold option Shares that would otherwise be issuable upon such exercise to cover withholding taxes with a Fair Market Value equal to 30 % of the difference between the Fair Market Value on the date of their exercise of the Shares underlying the options being exercised and the exercise price of such options.

     7. Capital Adjustments The aggregate number and class of Shares subject to and authorized by the Plan, the number and class of Shares with respect to which an option may be granted to an Eligible Director under the Plan as provided in
Article 6, the number and class of Shares subject to each outstanding option, and the exercise price per share specified in each such option shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a split-up or consolidation of shares or any like



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capital  adjustment or the payment of any stock  dividend,  or other increase or decrease in the number of such Shares effected without receipt of consideration by the Company.

     8. Expenses of the Plan All costs and expenses of the adoption and administration of the Plan shall be borne by the Company, and none of such expenses shall be charged to any optionee.

     9. Effective Date and Duration of the Plan The Plan shall be effective as of August 4, 1993 (the "Effective Date"), subject to approval by the Company's stockholders. All Options issued prior to the date of the approval of the Plan by the Company's stockholders shall be issued subject to such approval. The Plan shall continue in effect until it is terminated by action of the Board or the Company's stockholders, but such termination shall not affect the terms of any then-outstanding options.

     10. Termination and Amendment of the Plan The Board may amend, terminate or suspend the Plan at any time, in its sole and absolute discretion; provided, however, that if required to qualify the Plan under Rule 16b-3 promulgated under
Section 16 of the Securities Exchange Act of 1934, as amended, ("Rule 16b-3") no amendment shall be made more than once every six months that would change the amount, price or timing of the Initial and Annual Grants, other than to comport with changes in the Internal Revenue Code of 1986, as amended, or the rules and regulations promulgated thereunder; and provided, further, that if required to qualify the Plan under the Rule 16b-3, no amendment that would

         a. materially increase the number of Shares that may be issued under the Plan,
         b. materially modify the requirements as to eligibility for participation in the Plan, or
         c. otherwise materially increase the benefits accruing to participants under the Plan shall be made without the approval of the Company's stockholders.

     11. Compliance with Rule 16b-3 Other provisions of the Plan notwithstanding, neither the Committee nor any other person (other than an Eligible Director acting in conformity with the terms of the Plan) shall have any discretionary authority to make determinations regarding the Plan required by Rule 16b-3 to be afforded exclusively to "disinterested persons" as defined thereunder.

     Adopted by the Board of Directors on August 4, 1993 and approved by the stockholders of the Company on May 26, 1994.

     12. Cancellation and Substitution of Options Upon Business Combination. Notwithstanding anything to the contrary contained in the Plan, at the "Effective Time" (as defined in the Amended and Restated Agreement, Schemes of Arrangement and Plan of Reorganization among LaSalle Re Holdings Limited, LaSalle Re Limited, the Company and Trenwick Group Ltd., formerly Gowin Holdings International Limited ("Trenwick Bermuda") dated as of March 20, 2000 (the "Business Combination Agreement")), each outstanding Option under the Plan, whether or not then vested or exercisable, shall be assumed by Trenwick and converted into an option to acquire, on the same terms and conditions as were applicable under such Option prior to the Effective Time, an equivalent number of "New Holdings Shares" (as defined in the Business Combination Agreement).




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